State of Delaware
Secretary of State
Division of Corporations
Delivered 11:22 AM 10/07/2010
FILED 10:54 AM 10/07/2010
SRV 100975846 - 4881794 FILE

CERTIFICATE OF INCORPORATION
OF
CONFORCE HOLDINGS, INC.

FIRST: The name of the corporation is CONFORCE HOLDINGS, INC.

SECOND: The registered office in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware 19958. The Registered Agent in charge is Harvard Business Services, Inc. located in Sussex county.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Laws of the State of Delaware.

FOURTH: Section 1. The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,100, 1,000 of which shall be Common Stock with a par value of $0.0001 per share and 100 of which shall be Preferred Stock with a par value of $0.0001 per share.

Section 2. The holders of the Common Stock are entitled at all times to one vote for each share and to such dividends as the Board of Directors may in its sole discretion, from time to time, legally declare, subject, however to the voting and dividend rights, if any, of the holders of the Serial Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation after the payment of all debts and necessary expenses, subject, however, to the rights of the holders of the Serial Preferred Stock then outstanding, if any, shall be distributed among the holders of the Common Stock, pro rata, in accordance with their respective holdings. The Common Stock is subject to all of the terms and provisions of the Serial Preferred Stock as fixed by the Board of Directors as hereinafter provided.

Section 3. The Preferred Stock, if authorized, may be issued in one or more series, from time to time, with each such series to have such designation, relative rights, preferences or limitations, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation (the "Board"), subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board being hereby expressly vested with authority to adopt any such resolution or resolutions. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination or fixing of the following:

(i) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board increasing such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board;

(ii) The dividend rate of such series, the conditions and time upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of Stock or series thereof, or any other series of the same class, and whether such dividends shall be cumulative or noncumulative;

(iii) The conditions upon which the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and provisions upon which the shares of the series may be redeemed;

(iv) Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(v) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of the same class, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(vi) Whether or not the shares of the series shall have voting rights, in addition to the voting rights provided by law, and, *if so*, the terms of such voting rights;

(vii) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or upon the distribution of assets of the Corporation; and

(viii) Any other powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the Board may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.

The holders of shares of the Preferred Stock of each series shall be entitled to receive, when and as declared by the Board, out of funds legally available for the payment of dividends, dividends (if any) at the rates fixed by the Board for such series before any cash dividends shall be declared and paid or set apart for payment, on the Common Stock with respect to the same dividend period.

The holders of shares of the Preferred Stock of each series shall be entitled, upon liquidation or dissolution or upon the distribution of the assets of the Corporation, to such preferences as provided in the resolution or resolutions creating such series of Preferred Stock, and no more, before any distribution of the assets of the Corporation shall be made to the holders of shares of the Common Stock. Whenever the holders of shares of the Preferred Stock shall have been paid the full amounts to which they shall be entitled, the holders of shares of the Common Stock shall be entitled to share ratably in all remaining assets of the Corporation.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: The shares of all classes of stock of this corporation shall be non-assessable.

SEVENTH: The governing board of _Conforce Holdings, Inc. shall be styled as a "Board of Directors," and any member *of* said Board shall be styled as a "Director." The first Board of Directors of the corporation shall consist of 3 directors. The number of directors of the Corporation may be increased or decreased in the manner provided in the Bylaws of the Corporation; provided, that the number of directors shall never be less than two. In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same

may be amended and supplemented. Any repeal or amendment of this Article by the stockholders of the Corporation shall be prospective.

NINTH: The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

TENTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ELEVENTH: A Director of the Corporation shall, to the fullest extent permitted by the Laws of the State of Delaware as it now exists or as it may hereafter be amended, not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director. Neither any amendment nor repeal of this Article Eleventh, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Eleventh, shall eliminate or reduce the effect of this Article Eleventh in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Eleventh, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TWELVTH: To the fullest extent permitted by the Laws of the State of Delaware a Director or Officer of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an Officer or Director.

THIRTEENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, repeal, or otherwise alter the Bylaws of the Corporation without any action on the part of the stockholders provided, however, that the grant of such power to the Board of Directors shall not divest the stockholders of nor limit their power to adopt, amend, repeal or otherwise alter the Bylaws.

FOURTEENTH: The name and mailing address of the incorporator are as follows: Roger A. Kimmel, Jr. of 114 Barrington Town Square, Suite 159, Aurora, Ohio 44202 USA.

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 7th day of OCTOBER, 2010.

By: Roger A. Kimmel Jr.
Incorporator

ROGER A. KIMMEL JR.
Type Name